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                                 PRESS RELEASE

FOR IMMEDIATE RELEASE                                CONTACT: Elliott H. Vernon
                                                      Chairman of the Board and
                                                        Chief Executive Officer
                                                                 (908) 224-9292


                  HEALTHCARE IMAGING SERVICES, INC. ANNOUNCES
                       STOCKHOLDER APPROVAL OF PROPOSALS

         Middletown, New Jersey - May 8, 1996 - HealthCare Imaging Services, Inc. (NASDAQ:HISS) announced today that at its 1996 Annual Meeting of Stockholders held on Thursday, May 2, 1996, the stockholders overwhelmingly approved: An increase in the number of authorized shares of Common Stock from 9,000,000 to 50,000,000; The private placement of an aggregate of 660,000 shares of the Company's Series C Convertible Preferred Stock, which are convertible into an aggregate of 4,620,000 shares of Common Stock; The grant of stock options and a restricted stock award to Elliott H. Vernon (the Company's Chairman and Chief Executive Officer); and The adoption of the Company's 1996 Stock Option Plan for Non-Employee Directors. In addition, Elliott H. Vernon, Joseph J. Raymond, Jerold L. Fisher, George Braff, M.D., Shawn A. Freidkin, Mitchell Hymowitz and Dominic A. Polimeni were elected as directors of the Company.

         It is anticipated that the net proceeds from such sale will be used for general corporate purposes, which may include the acquisition of businesses complementary to the Company's current business, other healthcare related businesses or non-healthcare related businesses. As of the date hereof, the Company does not have any agreements, understandings or arrangements with respect to any such acquisitions.

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         HealthCare Imaging Services, Inc. is a healthcare management and services company, specializing in magnetic resonance imaging, that provides state-of-the-art healthcare equipment, facilities and services to physicians, hospitals, and other healthcare providers. The Company currently owns and operates five fixed-site imaging centers in New York, New Jersey and Pennsylvania.

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